Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

Chief Financial Officer

Strategic Hotels & Resorts

(312) 658-5740

Jonathan Stanner

Vice President, Corporate Finance and Treasurer

Strategic Hotels & Resorts

(312) 658-5746

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 14, 2012

STRATEGIC HOTELS & RESORTS, INC. CLOSES ACQUISITION OF THE

JW MARRIOTT ESSEX HOUSE HOTEL IN NEW YORK CITY

Establishes New Joint Venture

CHICAGO – SEPTEMBER 14, 2012 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) (“Company”) announced today that it has closed on the acquisition of the JW Marriott Essex House Hotel in New York City for a gross purchase price of approximately $362.3 million. Strategic Hotels has established a joint venture agreement with an affiliate of KSL Capital Partners, LLC to fund the equity portion of the acquisition. The Company will own 51.0 percent of the joint venture and will serve as the managing member and asset manager. The joint venture closed on a $190.0 million first mortgage financing originated by Bank of America to fund the balance of the purchase price. Marriott International will begin operating the hotel on Tuesday, September 18, 2012. Work will begin immediately on property improvement plans, estimated at $18.3 million, to distinguish the property under the JW Marriott flag.

The Company forecasts that its pro rata share of earnings from the property, including net operating income guarantee payments from Marriott International, will contribute approximately $3.5 million of EBITDA for the remainder of 2012. Management is reaffirming its 2012 guidance range of Comparable EBITDA in the range of $165.0 million to $180.0 million and Comparable FFO in the range of $0.21 to $0.29 per fully diluted share.

Commenting on the closing, Laurence Geller, President and Chief Executive Officer of Strategic Hotels & Resorts, Inc. said: “We are proud to once again be involved with this marquee asset, especially given its attractive deal terms, unique and enviable Central Park South location and tremendous upside potential. Consistent with our strategy of being an opportunistic investor, we moved quickly to take advantage of this highly-compelling opportunity. We are thrilled to have both another irreplaceable asset with Marriott International and to launch a new partnership with KSL Capital Partners, LLC, one of the industry’s most admired investors.”

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About the Property

Towering 40 floors and offering commanding views of Central Park, Essex House is among the most luxurious and recognized hotels in Manhattan. Quintessentially New York, the Hotel has played host to world dignitaries and celebrities alike since opening in 1931. The building underwent a comprehensive $90 million renovation in 2007. Today, the Hotel features world-class amenities including a full-service spa and fitness center, a fine-dining restaurant and well-appointed meeting and event spaces. The 509 guestrooms offer stylish furnishings that celebrate the Property’s rich history while offering guests all the comforts of a luxury hotel.

About Strategic Hotels & Resorts

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,271 rooms and 851,600 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at http://www.strategichotels.com/

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This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities; volatility in equity or debt markets; availability of capital; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically, including deterioration of economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; delays in construction and development; demand for hotel condominiums; the failure of closing conditions to be satisfied; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.